Exhibit 10.1

 February 5, 2009

The Talbots Inc.
One Talbots Drive
Hingham, MA 02043

Re:	Loan Facility Agreement

Gentlemen/Ladies:

We are pleased to inform The Talbots Inc. (the "Company") that we agree, subject to the terms and conditions set forth or referred to in this letter agreement, to provide to the Company a loan facility as more fully described in the attached summary of terms (the "Summary of Terms").  We are providing this loan facility to be used by the Company and its subsidiaries to repay and retire all outstanding indebtedness under the Term Loan Agreement, dated July 24, 2006, among the Company, each of the lenders party thereto and Mizuho Corporate Bank Ltd, as agent.

In addition, our obligation to provide such loan facility shall be subject to (i) completion of satisfactory confirmatory due diligence, (ii) the negotiation, execution and delivery of definitive documentation which shall be mutually satisfactory to the Company and us and consistent with the Summary of Terms and (iii) satisfaction of the other conditions set forth or referred to in the Summary of Terms (or such definitive documentation).

This letter agreement is made solely for the benefit of parties hereto and may not be relied upon or enforced by any other person.  This letter agreement and all or a portion of the commitment contained herein may be assigned to one or more of our subsidiaries.  This letter agreement may be amended or modified only by a writing signed by the parties hereto.  This letter agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same agreement.  This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

If the above is acceptable, please so confirm by signing and returning a copy of this letter agreement to the undersigned no later than 5:00 p.m., New York City time, on February 6, 2009, whereupon this letter agreement and each counterpart hereof will constitute a binding agreement between the Company and us.  Our agreements contain herein and in the Summary of Terms will expire at such time in the event we have not received such confirmation.  Thereafter, our accepted agreements hereunder will expire on March 31, 2009.

Very truly yours,

AEON CO., LTD.

By:	/s/ Masaaki Toyoshima
Name: Masaaki Toyoshima
Title: Vice President
Chief Financial Officer & CEO, GMS Business

Accepted and agreed to this 5th
day of February, 2009:

THE TALBOTS INC.

By:	/s/ Trudy F. Sullivan
Name: Chief Executive Officer and President
Title: Chief Executive Officer and President

Attachment:   Summary of Terms and Conditions

The Talbots, Inc.

LOAN FACILITY AGREEMENT

These terms are not exhaustive and provide a summary only of the principal terms and conditions of the Loan Facility Agreement described herein (the “Facility Agreement”).  The parties have agreed that the Facility Agreement will be based on the Term Loan Agreement, dated as of July 16, 2008, between The Talbots, Inc. and Aeon (U.S.A.), Inc. (the “Existing Loan”) except (i) to the extent necessary to reflect the terms below and (ii) such additional conditions, undertakings, representations and warranties, events of default and other provisions as may be considered necessary or appropriate by the Lender for a transaction of this nature and which are reasonably agreed in final documentation between the Lender and the Borrower.  Each party acknowledges that certain information provided in connection with the proposed transaction is confidential.  Each party agrees that it will not disclose such information to any other party except to its legal counsel or tax advisors or as required for the completion of the transaction described herein.

Borrower:	The Talbots, Inc.

Lender:	Aeon Co., Ltd. or one or more subsidiaries of Aeon Co., Ltd. (the “Lender”).

Principal Amount	U.S.$200 million.

Purpose:
Proceeds of the borrowing under the Facility Agreement (the “Loan”) will be used by the Borrower and its subsidiaries solely to repay all of the outstanding indebtedness under the Term Loan Agreement, dated July 24, 2006 (as amended), among the Borrower, each of the lenders party thereto and Mizuho Corporate Bank Ltd, as agent (the “Acquisition Loan”).

Availability:	The full amount of the Loan must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Facility Agreement that are repaid or prepaid may not be reborrowed.

Repayment:	The entire principal amount of the Loan, less any prepaid amounts, shall be repaid in U.S. Dollars in full on the Maturity Date (as defined below).

Voluntary Prepayments:
The Loan may be prepaid, in whole or in part, at par plus accrued and unpaid interest and any break funding loss incurred upon not less than three business days’ in Japan prior written notice, at the option of the Borrower at any time.

Mandatory Prepayments:
The Loan shall be prepaid with (a) 50% of Excess Cash Flow (to be defined), (b) 75% of the net cash proceeds of all asset sales or other dispositions of property by the Borrower and its subsidiaries (including 75% of the net proceeds from the sale of stock of any subsidiary of the Borrower and insurance and condemnation proceeds, provided, however, that in case of the sale of J.Jill, it should be 100% of the net proceeds from the sale of J. Jill), (c) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of the Borrower and its subsidiaries (subject to exceptions to be agreed upon) and (d) 50% of the net cash proceeds of issuances of equity securities of the Borrower and its subsidiaries (subject to exceptions to be agreed upon).

Interest Rate:
LIBOR plus 6.00%.  Interest on the Loan will be payable on the last day of each six month interest period in arrears.

“LIBOR” means the six month London interbank offer rate expressed as a percentage rate per annum which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two business days prior to the proposed funding date.

All computations of fees and interest shall be made on the basis of a 365-day year and actual days elapsed.

Closing Date:	On the earlier to occur of (i) February 27, 2009 and (ii) three business days in Japan after satisfaction (or waiver) of all conditions precedent to borrowing.

Maturity Date:
The Loan will mature six-months after the Closing Date; provided, that, the Borrower shall have the option to extend the maturity for additional six-month periods, up to the third anniversary of the Closing Date (such date, as extended, the “Maturity Date”).

Security; Ranking:
The Loan will be a unsecured general obligation of the Borrower ranking pari passu with all other unsecured and unsubordinated indebtedness of the Borrower.

Neither the Borrower nor any of its subsidiaries may create, assume or suffer to exist any lien securing indebtedness incurred after the Closing Date without granting a pari passu lien to the Lender to secure the Loan made under the Facility Agreement.

Guarantees:
The obligations under the Facility Agreement will be fully and unconditionally guaranteed on a senior, joint and several basis (the “Guarantees”), by all of the existing and future direct and indirect subsidiaries of the Borrower (collectively, the “Guarantors”).

Each Guarantee will be the unsecured general obligation of the applicable Guarantor, ranking pari passu with all other unsecured and unsubordinated indebtedness of such Guarantor.

Default Rate:
Upon the occurrence and during the continuance of a de-fault, interest will accrue on any principal or other amount payable under the Loan at a rate of 15.00% per annum in excess of the applicable interest rate and will be payable on demand.

Conditions Precedent to Borrowing:	Substantially the same as provided under the Existing Loan and usual for facilities of this type.

Representations and Warranties:
The Facility Agreement and the other definitive documentation relating to the Loan (the “Loan Documents”) will contain representations and warranties relating to the Borrower and its subsidiaries that are usual and customary for transactions of this nature or required by the Lender for this transaction in particular.

Covenants:
The Loan Documents will contain restrictive covenants relating to the Borrower and its subsidiaries that are usual and customary for transactions of this nature, or required by the Lender for this transaction in particular, including:

Financial Covenants: None.

Affirmative Covenants: Payment of obligations, maintenance of existence, compliance with laws, maintenance of property, insurance, inspection of property, books and records, notices, use of proceeds, further assurances.

Negative Covenants: Written consent of the Lender (in its sole discretion) shall be required prior to incurrences of indebtedness, liens, fundamental changes (including mergers, consolidations, etc.), dispositions of property (including sales of stock of subsidiaries), restricted payments, investments, transactions with affiliates and other related parties, sale leaseback transactions, swap agreements, changes in fiscal periods, negative pledge clauses, clauses restricting subsidiary distributions and lines of business.

Reports:	The Lender shall receive the following reports:

	•	audited annual financial statements of the Borrower within 120 days after the end of each fiscal year of the Borrower;

	•	unaudited quarterly financial statements of the Borrower within 60 days after the end of each fiscal quarter of the Borrower; and

	•	Such other information and reports as reasonably requested by the Lender from time to time.

Events of Default:
Customary for the type of transactions proposed and others to be reasonably specified by the Lender relating to the Borrower and its subsidiaries (subject, where appropriate, to thresholds and grace periods to be agreed upon), including nonpayment of principal, interest or other amounts, violation of covenants, incorrectness of representations and warranties in any material respect, cross default and cross acceleration, bankruptcy, material judgments or material adverse change.

In case an event of default shall occur and be continuing, the Lender, by notice in writing to the Borrower, may declare the principal of, and all accrued interest on, the Loan to be due and payable immediately.  If a bankruptcy event of the Borrower occurs, the principal amount of and accrued interest on the Loan will be immediately due and payable without any notice, declaration or other act on the part of the Lender.

Cost and Yield Protection:
Usual for facilities and transactions of this type, including customary increased costs and tax gross-up provisions.

In addition, upon any voluntary or mandatory prepayment of the Loan, Borrower shall reimburse Lender for costs associated with early termination of any currency hedging arrangements relating to the Loan.

Expenses and Indemnification:
The Loan Documents will contain standard indemnification provisions of the Lender, its affiliates, officers, directors and employees that are usual and customary for transactions of this nature or required by the Lender for this transaction in particular.

In addition, all out-of-pocket expenses (including, legal fees) of the Lender in connection with the making of the Loan and for the exercise and enforcement thereof will be paid by the Borrower upon demand from the Lender.

Borrower Account:	The Borrower shall open an account at a bank designated by the Lender.

Language:	English.

Governing Law:	[TBD].